UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2025

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-11316	38-3041398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 International Circle,

Suite 200

Hunt Valley, Maryland 21030

(Address of principal executive offices / Zip Code)

(410) 427-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act.

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	OHI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

Omega Credit Agreement

On September 30, 2025, Omega Healthcare Investors, Inc. (“Omega”) entered into a new senior unsecured $2.3 billion credit facility, comprised of a $2.0 billion multicurrency revolving credit facility (“Revolving Credit Facility”) and a $300.0 million delayed draw term loan facility (the “DDTL Credit Facility” and together with the Revolving Credit Facility, the “Credit Facility”), replacing its previous senior unsecured multicurrency revolving credit facility (see Item 1.02).

The Credit Facility is being provided pursuant to an Amended and Restated Credit Agreement, dated as of September 30, 2025 (the “Credit Agreement”), among Omega, as a borrower, OHI UK Healthcare Properties Ltd., as a U.K. borrower (the “UK Borrower”), certain of Omega’s subsidiaries identified in the Credit Agreement, as guarantors, a syndicate of financial institutions, as lenders (together with other lenders from time to time becoming signatory to the Credit Agreement, as lenders, the “Omega Lenders”), and Bank of America, N.A., as administrative agent, which amends and restates Omega’s Credit Agreement, dated as of August 30, 2021.

The Revolving Credit Facility may be drawn in Euros, British Pounds Sterling, Canadian Dollars (collectively, “Alternative Currencies”) or U.S. Dollars, with a $600 billion sublimit for loans in Alternative Currencies, and the DDTL Credit Facility may be drawn in U.S. Dollars. The Revolving Credit Facility matures on September 28, 2029, subject to Omega’s option to extend such maturity date for two, six-month periods. The DDTL Credit Facility is available to be drawn for a period of up to 180 days after closing.  The DDTL Credit Facility does not amortize and matures on September 29, 2028, subject to Omega’s option to extend such maturity date for two, twelve-month periods. Exercise of each such extension option is subject to compliance with a notice requirement and other customary conditions.

The obligations of Omega and the UK Borrower under the Credit Facility are jointly and severally guaranteed for the benefit of the administrative agent and the Omega Lenders by OHI Healthcare Properties Limited Partnership (“OHI LP”), and any wholly-owned domestic consolidated subsidiary of OHI LP that in the future becomes a borrower of, provides a guaranty of, or otherwise becomes liable for, unsecured indebtedness for borrowed money evidenced by bonds, debentures, notes or other similar instruments in an amount of at least $75.0 million, individually or in the aggregate. OHI LP is currently the sole guarantor of the Credit Facility.

From time to time, certain of the Omega Lenders, their affiliates and/or their predecessors have provided commercial banking, investment banking and other financial advisory services to Omega or served as underwriters or sales agents for offerings of Omega’s equity or debt, for which they have received customary fees. Among other services, affiliates of certain of the Omega Lenders have served as sales agents under Omega’s at-the-market Equity Shelf Program. The Omega Lenders and their affiliates may, from time to time in the future, engage in transactions with and perform services for Omega in the ordinary course of business.

The material terms of the Credit Agreement are as follows:

Use of Proceeds of Credit Facility. Proceeds from borrowings under the Credit Facility may be used to refinance existing indebtedness under the 2021 Revolving Credit Facility (as defined in Item 1.02), and to finance general corporate working capital (including acquisitions, the acquisition or improvement, directly or indirectly, of income producing healthcare-related property, and investments incidental or related thereto), capital expenditures or for other general corporate purposes of Omega and its subsidiaries.

Interest Rates and Fees. Loans denominated in U.S. Dollars made under the Credit Facility bear interest, at Omega’s election, at a rate per annum equal to the sum of (i) Term SOFR for the selected interest period, (ii) Daily Simple SOFR or (iii) the Base Rate, plus, in each case, the applicable margin (as described below). The Base Rate will be the highest of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, (ii) the federal funds effective rate from time to time plus 0.50%, (iii) Term SOFR plus 1.0% and (iv) 1.0%. Further, interest rates for Alternative Currencies are based on separate interest rate indices as set forth in the Credit Agreement. If any of Term SOFR, Daily Simple SOFR or any of the Alternative Currency interest rate indices are less than zero, such rate shall be deemed zero.

The applicable margins with respect to each of the Revolving Credit Facility and the DDTL Credit Facility are determined in accordance with a performance grid based on the investment grade ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings with respect to any non-credit-enhanced, senior unsecured long-term debt of Omega or OHI LP, as the case may be.

The applicable margin for the Revolving Credit Facility may range from 1.40% to 0.725% in the case of loans bearing interest at the Eurocurrency Rate, SONIA Daily Floating Rate, Daily SOFR Rate and Term SOFR Rate (each as defined in the Credit Agreement) (1.70% to 0.850%, including facility fees), and from 0.40% to 0% in the case of base rate advances (0.70% to 0.125%, including facility fees). Letter of credit fees may range from 1.40% to 0.725% per annum, based on the same performance grid. The applicable margin for the DDTL Credit Facility may range from 1.60% to 0.800% in the case of Daily SOFR Rate Loans and Term SOFR Rate Loans, and from 0.60% to 0% in the case of base rate advances. The default rate on the Credit Facility is 2.0% above the interest rate otherwise applicable to base rate loans.

Commencing on December 29, 2025, a ticking fee will accrue with respect to the DDTL Credit Facility equal to 0.25% per annum times the actual daily amount of the undrawn delayed draw term loan commitments. The ticking fee shall be payable on the last day of the delayed draw term loan availability period.

 Prepayments; Reduction or Termination of Commitments. Omega may elect to prepay the Credit Facility at any time in whole or in part, or reduce or terminate the revolving commitments under the Revolving Credit Facility or the delayed draw term loan commitments under the DDTL Credit Facility, in each case without fees or penalty.

Right to Increase Maximum Borrowings. Pursuant to the terms of the Credit Agreement, the Omega Lenders have agreed that Omega may (subject to customary conditions) increase the maximum aggregate commitments under the Credit Agreement to $3.0 billion, by requesting an increase in the aggregate commitments under the Revolving Credit Facility or by adding one or more tranches of term loans.

Representations, Covenants and Events of Default. The Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default that Omega considers customary for an agreement of this type, including covenants setting a maximum total leverage, maximum secured leverage, maximum unsecured leverage, minimum fixed charge coverage, minimum consolidated tangible net worth and minimum unsecured interest coverage.

First Amendment to Term Loan Credit Agreement

On September 30, 2025, Omega entered into the First Amendment to Credit Agreement (the “First Amendment”), which amends Omega’s Credit Agreement, dated as of August 8, 2023 (the “Term Loan Credit Agreement”), among Omega, as borrower, certain of Omega’s subsidiaries identified from time to time in the Term Loan Credit Agreement, as guarantors, a syndicate of financial institutions, as lenders (together with other lenders from time to time becoming signatory to the Term Loan Credit Agreement, as lenders, the “Term Loan Lenders”), and Bank of America, N.A., as administrative agent.

Pursuant to the First Amendment, the Term Loan Credit Agreement was amended to, among other changes, (i) reduce the interest rate margins to a range from 1.60% to 0.800% in the case of loans bearing interest at the Daily SOFR Rate and the Term SOFR Rate, and from 0.60% to 0% in the case of base rate advances, (ii) remove the 0.100% interest rate step up for each extension period and (iii) make other amendments to conform the Term Loan Credit Agreement to the Credit Agreement described above.

The current maturity date for the Term Loan Credit Agreement is August 8, 2026, subject to Omega’s option to extend such maturity date for one additional 12-month period. Exercise of such extension option is subject to compliance with a notice requirement and other customary conditions.

As of September 30, 2025, Omega had no borrowings outstanding under the Credit Facility, and Omega had $428.5 million in borrowings outstanding under the Term Loan Credit Agreement.

The Credit Agreement and the First Amendment are each attached to this Current Report on Form 8-K as Exhibit 10.1 and 10.2, respectively, and are each incorporated herein by reference. The descriptions of each of the Credit Agreement and the First Amendment contained in this Current Report on Form 8-K are qualified in their entirety by reference thereto.

Item 1.02Termination of a Material Definitive Agreement.

On September 30, 2025, Omega entered into the Credit Agreement described in Item 1.01, replacing the $1.45 billion senior unsecured revolving credit facility (the “2021 Revolving Credit Facility”), and amending and restating the related Credit Agreement, dated as of April 30, 2021 (as amended, “2021 Omega Credit Agreement”), by and among Omega, as borrower, OHI LP, as guarantor, a syndicate of financial institutions, as lenders, and Bank of America, N.A., as administrative agent. The 2021 Revolving Credit Facility was scheduled to expire, unless extended, on October 30, 2025.

Omega terminated the 2021 Revolving Credit Facility in connection with the effectiveness of the Credit Facility. Omega did not experience any material early termination penalties due to the termination of the 2021 Revolving Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated herein by reference.

Item 7.01.Regulation FD Disclosure.

On September 30, 2025, Omega issued a press release announcing its entry into the Credit Agreement and the First Amendment.

The information set forth in this Item 7.01 and in Exhibit 99.1 is furnished pursuant to Item 7.01–Regulation FD Disclosure and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section nor shall the information be deemed incorporated by reference in any filing of Omega.

Item 9.01.Financial Statements and Exhibits.

(a)Exhibits:

Exhibit No.	Description
10.1

Amended and Restated Credit Agreement, dated as of September 30, 2025, by and among Omega Healthcare Investors, Inc., as a borrower, OHI UK Healthcare Properties Ltd., as a U.K. borrower, certain of Omega’s subsidiaries identified therein, as guarantors, a syndicate of financial institutions, as lenders, and Bank of America, N.A., as administrative agent.

10.2

First Amendment to Credit Agreement dated September 30, 2025, amending the Credit Agreement dated August 8, 2023, by and among Omega, as borrower, certain of Omega’s subsidiaries identified from time to time therein, as guarantors, a syndicate of financial institutions, as lenders, and Bank of America, N.A., as administrative agent.

99.1	Press Release issued by Omega, dated September 30, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.

Dated: October 1, 2025	By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer